Exhibit 10.17

Certain information has been omitted from the exhibit because it is both (i) not material and (ii) of the type that the registrant customarily and actually treats as private or confidential. The omissions have been indicated by (“[***]”).

Development, Licensing and Services Agreement

Dated 14 October 2022

LIFEZONE LIMITED

and

KABANGA NICKEL LIMITED

Contents

Contents		i

1.	DEFINITIONS AND INTERPRETATION	2

2.	THE PARTIES’ OBLIGATIONS	9

Section 1 Development		10

3.	DEVELOPMENT	10

4.	FEASIBILITY STUDY	10

5.	COMMISSIONING	11

6.	ACCEPTANCE	11

Section 2 Licensing		13

7.	LICENCE OF THE TECHNOLOGY	13

8.	THIRD PARTY IP	16

9.	LICENSING WARRANTIES	16

10.	USE OF THE TECHNOLOGY	17

Section 3 The Services		18

11.	SERVICES	18

12.	KNL’s OBLIGATIONS RELATING TO THE SERVICES	20

13.	SUSPENSION OF SERVICES	20

Section 4 General		21

14.	FEES AND ROYALTIES	21

15.	TERM AND TERMINATION	25

16.	CONSEQUENCES OF TERMINATION	26

17.	GENERAL WARRANTIES	27

18.	THIRD PARTY CLAIMS	27

19.	LIABILITY	28

20.	FORCE MAJEURE	29

21.	CONFIDENTIALITY	30

22.	CONTRACT MANAGEMENT AND DISPUTES	31

23.	EXPERT DETERMINATION	32

24.	ENTIRE AGREEMENT	33

25.	NO PARTNERSHIP OR AGENCY	33

26.	VARIATIONS AND WAIVERS	33

27.	ASSIGNMENT/SUB-CONTRACTING	33

28.	COUNTERPARTS	34

29.	RIGHTS OF THIRD PARTIES	34

30.	COSTS	34

31.	NOTICES	35

32.	GOVERNING LAW	35

Schedule 1 SPECIFICATIONS
Schedule 2 THE SERVICES
Schedule 3 RATES

i

THIS AGREEMENT is made on	14 October 2022

BETWEEN:

(1)	LIFEZONE LIMITED, a company incorporated in the Isle of Man with company number 019369V and whose administrative office is at Commerce House, 1 Bowring Road, Ramsey IM8 2LQ, Isle of Man (“Lifezone”); and

(2)	KABANGA NICKEL LIMITED (formerly known as LZ Nickel Limited), a company incorporated in England and Wales with company number 11815983 and whose registered office is at 22 Chancery Lane, London, WC2A 1LS, United Kingdom (“KNL”).

WHEREAS:

(A)	Lifezone has experience in, and owns intellectual property relating to, the development of a hydrometallurgical process for the in-country beneficiation of nickel, cobalt and copper concentrate produced by flotation (the “Technology”).

(B)	Lifezone has agreed to develop the Technology for use by or on behalf of KNL. Following the development of the Technology, Lifezone shall grant KNL an exclusive licence to use the Technology in Tanzania, subject to, and in accordance with, the terms of this Agreement.

(C)	KNL also wishes to engage Lifezone to provide the Services (as defined below) in relation to the development and support of the Technology, subject to, and in accordance with, the terms and conditions of this Agreement.

(D)	In consideration of Lifezone developing the Technology, licensing it to KNL and providing the Services in relation thereto, KNL agrees to pay the Fees to Lifezone subject to, and in accordance with, the terms and conditions of this Agreement.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement (including the Schedules), the following words and expressions shall have the following meanings:

Acceptance Criteria	the acceptance criteria to be agreed between the Parties in accordance with clause 6.1 or, failing such agreement between the Parties within the time period prescribed thereby, the Minimum Acceptance Criteria.
Acceptance Date	the meaning given to it in clause 6.4, and “Accepted” shall be construed accordingly.
Acceptance Tests	the acceptance tests to ensure that the Technology performs materially in accordance with the Specifications and otherwise satisfies the Acceptance Criteria.
Affected Party	the meaning given to it in clause 20.1.
Affiliates	the meaning given to such term in the equity subscription agreement between KNL (as issuer) and BHP Billiton (UK) DDS Limited (as subscriber) dated on or around the date of this Agreement, and “Affiliate” shall be construed accordingly.
Alternative Deposit Transaction	any proposal (whether before, on or after the date of this Agreement), other than this Agreement, in respect of the development, licensing and/or use of the Technology (or technology substantially the same as the Technology), and/or the provision of services analogous to the Services, by Lifezone (or a member of the Lifezone Group) in respect of the beneficiation of a mineral deposit (actual or expected) from the United Republic of Tanzania where nickel derived from nickel sulphidic ore bodies is, or can reasonably be expected to be, the most significant revenue-generating component in the refined products to be derived from such deposit. An “Alternative Deposit Transaction” does not include any preliminary testing and/or study work undertaken by or on behalf of Lifezone to determine the feasibility of a potential project.
Anti-Corruption Laws	(i) for all Parties, the laws relating to combating bribery and corruption of Tanzania, the Foreign Corrupt Practices Act of the United States of America, the UK Bribery Act 2010, the Criminal Code Act 1995 (Cth) of Australia and/or the principles of the Organization for Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; and (ii) for each of the Parties, the laws relating to combating bribery and corruption in the countries of each such Party’s place of incorporation, principal place of business, and/or place of registration as an issuer of securities, and/or in the countries of each such Party’s ultimate parent company’s place of incorporation, principal place of business, and/or place of registration as an issuer of securities.
Associated Companies	(i) any Group Company, (ii) any parent undertaking of KNL, (iii) any subsidiary undertaking of any parent undertaking of the relevant Party and/or (iv) any third party approved by Lifezone from time to time (acting reasonably).
Business Day	any day other than a Saturday, Sunday or bank or public holiday in England and Wales or the Isle of Man.

Capital Costs	the total capital costs incurred (whether or not yet paid) by KNL and/or the Group Companies to install the Technology (and ensure the Technology operates substantially in accordance with the Specifications) at the Site and/or any Relevant Sites (including, without limitation, internal personnel costs, engineering, procurement and construction management costs and other expenditure on third party goods and services by KNL and/or the Group Companies), but excluding any costs of operating the Kabanga Project (which shall, for the avoidance of doubt, comprise without limitation any costs associated with the processing of mineral concentrate at the Site before such concentrate is subsequently processed and beneficiated by the Refining Business) and any capital costs incurred in order to remedy Defects.
Closing	the meaning given to it in the T2 Agreement.
Commencement Date	the date of this Agreement.
Commissioning Date	the meaning given to it in clause 5.3.
Commitment Date	the meaning given to it in clause 4.4.
Confidential Information

the contents of this Agreement and all information in whatever form received or obtained by a Party or any of its Associated Companies (the “Receiving Party”) from, or on behalf of, another Party or any of its Associated Companies (the “Disclosing Party”) as a result of, or in connection with, this Agreement (including any reports, summaries or analyses to the extent prepared from such information) other than:

(a)           any information which was rightfully in the possession of the Receiving Party or any of its Associated Companies prior to the disclosure by the Disclosing Party or any of its Associated Companies or acquired on a non-confidential basis from sources other than the Disclosing Party or any of its Associated Companies; and

(b)           any information which is in the public domain otherwise than as a result of a breach of this Agreement by the Receiving Party.

Contract Representative	the meaning given to it in clause 22.1.
Defect	a defect, error or omission in the Technology or a component thereof that contributes to the Technology failing to operate or perform substantially in accordance with the Specifications.

DeSPAC Transaction	the meaning given to such term in the equity subscription agreement between KNL (as issuer) and the BHP Billiton (UK) DDS Limited (as subscriber) dated on or around the date of this Agreement.
Disclosing Party	the meaning given to it in the definition of Confidential Information.
Dispute	any dispute or claim arising out of, or in connection with, this Agreement or in respect of the legal relationships established by this Agreement.
Documentation	the studies, reports, operating manuals, user instruction manuals, technical literature, calculations and all other related materials in hard or soft copy exclusively relating to the creation or use of the Technology, which are developed and/or contributed to by Lifezone and its Associated Companies (other than any Group Companies).
Due Date	the date on which any of the Fees are due and payable in accordance with clause 14.
Expert	a person appointed in accordance with clause 23 to resolve any issue set out in clause 23.1.
Feasibility Study	the meaning given to the defined term “DFS” in the T2 Agreement.
Fees	the Technology Fee, the Royalty and the Services Fee.
Force Majeure Event	the meaning given to it in clause 20.1.
Good Industry Practice	the exercise of such skill, diligence, prudence and foresight as would reasonably and ordinarily be expected from a person with appropriate skill and experience providing services equivalent to providing the Services.
Governmental Authorities	any competition, antitrust, anti-corruption, sanctions, anti- money laundering, counter-terrorism financing, foreign investment, national, supranational or supervisory or other government, governmental (whether trade, administrative, statutory or regulatory) bodies, agencies, commissions or authorities or any courts, tribunals, arbitral or judicial bodies, including any Tax Authorities and any governmental department, and “Governmental Authority” shall be construed accordingly.
Group	in relation to a company, that company and all subsidiary undertakings of that company and any and all partnership, joint ventures or similar legal arrangements involving KNL (and “Group Company” and “Group Companies” shall be construed accordingly).

Intellectual Property Rights	all trade marks, service marks, trade and business names, domain names, design rights, copyright, moral rights, rights in databases, rights in data, rights in inventions, patents, logos, rights to sue for passing off, trade secrets, rights in know-how, rights in Confidential Information and other intellectual property rights, in each case whether registered or unregistered and including applications for the grant of any of the foregoing and all rights or forms of protection having equivalent or similar effect to any of the foregoing which may subsist anywhere in the world.
Kabanga Project	the development of a nickel mining operation, flotation concentrator, the Technology and any other associated infrastructure at the Site and/or the Relevant Sites.
KNL Board	the meaning given to it in clause 4.1.
KNL Group	(i) KNL, (ii) any Group Company, (iii) any parent undertaking of KNL and/or (iv) any subsidiary undertaking of any parent undertaking of KNL.
KNL ROFO Transaction	the meaning given to it in clause 7.5.5.
Lifezone Group	(i) any subsidiary undertaking of Lifezone (excluding any Group Company), (ii) any parent undertaking of Lifezone and/or (iii) any subsidiary undertaking of any parent undertaking of Lifezone (excluding any Group Company).
Loss	any damages, loss, costs, claims or expenses of any kind howsoever arising, and including without limitation direct, indirect, special or consequential loss.
Metals	the meaning given to it in Schedule 1.
Minimum Acceptance Criteria	following its installation at the Site and/or Relevant Site, the Technology performing materially in accordance with the Specifications when processing mineral concentrate at an average mass feed rate (expressed in metric tonnes per hour of concentrate) of not less than [***] per cent ([***]%) of the design concentrate feed rate specified in the Feasibility Study over a continuous period of [***] hours.
Month	a calendar month (and “monthly” shall be construed accordingly).
Notice	the meaning given to it in clause 31.1.

Notice of Dispute	the meaning given to it in clause 22.3.
Notifying Party	the meaning given to it in clause 15.2.
Personnel	any directors, officers, employees, agents, contractors, sub-contractors or professional advisers of a Party.
Process Design Criteria	the process design criteria in respect of the development of the Technology included in the Feasibility Study approved by the KNL Board pursuant to clause 4 of this Agreement.
Products	any product containing Nickel, Cobalt or Copper produced from the Site or a Relevant Site and sold to an Associated Company or to a third party in accordance with clause 2.2.3.
Rates	the daily rates of certain Lifezone Personnel, as set out in Schedule 3.
Receiving Party	the meaning given to it in the definition of Confidential Information.
Refining Business	the meaning given to it in the T2 Agreement.
Related Project	means a nickel-related project acquired by KNL or any of its Group Companies other than the Kabanga Project.
Relevant Quarter	the meaning given to it in clause 14.3.2.
Relevant Site	means, excluding the Site, any beneficiation plants, mines, refineries and or similar locations owned and/or operated by KNL or any of its Group Companies in the Territory.
Revenues	the gross revenue of KNL (or any Group Company) received at the gate of the Refining Business located at the Site and/or a Relevant Site from the sales of Products that have been processed by the Technology and that originate from, or are processed at, the Site and/or a Relevant Site (and excluding, for the avoidance of doubt, any revenue derived from the sales of Products that have not been processed by the Technology prior to the time of sale), before deduction of any processing, transport, logistics or other costs associated with such sales.
ROFO Intent Notice	the meaning given to it in clause 7.5.5.
ROFO Notice	the meaning given to it in clause 7.5.3.
Royalty	the meaning given to it in clause 14.2.3.

Sanctioned Party	(i) any person, entity or government that is designated for export controls or sanctions restrictions under any Sanctions Laws, including, but not limited to, those designated on an affirmative list of sanctions targets such as the U.S. List of Specially Designated Nationals and Blocked Persons, Foreign Sanctions Evaders List, Entity List, Denied Persons List, Debarred List, Australia’s Consolidated List, the UK Consolidated List and the EU Consolidated List of Persons, Groups, and Entities Subject to EU Financial Sanctions; (ii) a government agency of, an entity owned or controlled by the government of, or entity incorporated under the laws of or a resident of a country or territory against which comprehensive sanctions are imposed, administered or enforced from time to time including, as of the date of this Agreement, Iran, Cuba, Syria, North Korea and the regions of Crimea, the Donetsk People’s Republic and the Luhansk People’s Republic in Ukraine; or (iii) any entity fifty per cent. (50%) or more owned or any entity which is controlled, directly or indirectly, by one or more of the persons or entities in sub-paragraph (i) or (ii) of this definition.
Sanctions Laws	any sanctions, export control or import laws, or other regulations, orders, directives, designations, licences, or decisions relating to the trade of goods, technology, software and services which are imposed, administered or enforced from time to time by Australia, the United States, the United Kingdom, the EU, EU Member States, Switzerland, the United Nations or the United Nations Security Council and also includes U.S. anti-boycott laws and regulations.
Services	the services to be provided by Lifezone to KNL and/or any of its Associated Companies under this Agreement in respect of the Technology, as more particularly set out in Schedule 2 and/or such other services as may be agreed in writing between the Parties from time to time.
Services Fee	the meaning given to it in clause 14.2.1.
Site	the Kabanga Nickel mine in Ngara District, Tanzania owned and operated by or on behalf of KNL.
Specifications	the specifications set out at Schedule 1.
T2 Agreement	the investment option agreement to be entered into between BHP Billiton (UK) DDS Limited, KNL and Lifezone on or about the date of this Agreement pursuant to which BHP Billiton (UK) DDS Limited is to have an option to subscribe for the Option Shares (as defined therein) on the terms and conditions set out therein.

Tax Authorities	any taxing or other authorities competent to impose any liability in respect of taxation or responsible for the administration and/or collection of taxation or enforcement of any law in relation to taxation, and “Tax Authority” shall be construed accordingly.
Technology	the meaning given to it in Recital (A) and as more particularly set out in the Specifications.
Technology Fee	the meaning given to it in clause 14.2.2.
Tembo	Tembo Nickel Corporation Limited, a company incorporated under the laws of the United Republic of Tanzania (with registered no. 149494871) whose registered office is at 11th Floor, Golden Jubilee Tower, Ohio Street, Dar es Salaam, United Republic of Tanzania.
Term	the meaning given in clause 15.1.
Territory	the country of Tanzania together with any other country or location that the Parties agree in writing from time to time.
Third Party Claim	the meaning given to it in clause 18.1.
Third Party IP	the meaning given to it in clause 8.1.
VAT	value added, sales, turnover or similar tax.
1.2	For the purposes of this Agreement, “subsidiary undertaking” and “parent undertaking” shall have the meaning given thereto in section 1162 of the Companies Act 2006.

1.3	Unless the context otherwise requires, references in this Agreement (including the Schedules) to:

1.3.1	any of the masculine, feminine and neuter genders shall include other genders;

1.3.2	the singular shall include the plural and vice versa;

1.3.3	a “person” shall be construed as a reference to any individual, firm, company (including, without limitation, a limited liability company), corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing;

1.3.4	a “company” shall include a reference to any body corporate;

1.3.5	a “Party” shall mean a party to this Agreement and “Parties” shall be construed accordingly; and

1.3.6	any time or date shall be construed as a reference to the time or date prevailing in England.

1.4	The headings in this Agreement are for convenience only and shall not affect its meaning.

1.5	References to a clause, Schedule or paragraph are (unless otherwise stated) to a clause of or Schedule to this Agreement or to a paragraph of the relevant Schedule. The Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement.

2.	THE PARTIES’ OBLIGATIONS

2.1	In consideration of KNL agreeing to pay the Fees, Lifezone shall:

2.1.1	develop the Technology for inclusion in the Feasibility Study in accordance with

2.1.2	Section 1;

2.1.3	once developed, on and from the Commitment Date, license to KNL the Technology in accordance with Section 2; and

2.1.4	following the Commencement Date, provide the Services to KNL in accordance with Section 3,

in each case in accordance with the terms and conditions of this Agreement.

2.2	As part of the commercial arrangement between the Parties, KNL shall:

2.2.1	prepare and execute the Feasibility Study (including in respect of the Technology) in accordance with clause 4;

2.2.2	following the Commitment Date, implement the Technology as soon as reasonably practicable and perform the Acceptance Tests in accordance with clause 6, as part of the wider construction of the Kabanga Project at the Site and/or the Relevant Site(s); and

2.2.3	operate (or procure that its Associated Companies operate) the Site and/or the Relevant Site(s) and sell (or procure that its Associated Companies sell) the Products to Associated Companies and/or third parties (on arm’s length terms).

Section 1 Development

3.	DEVELOPMENT

3.1	Lifezone shall use reasonable endeavours to develop the Technology so that it meets the Specifications, subject to, and in accordance with, the terms and conditions of this Agreement.

3.2	Lifezone shall use reasonable endeavours to complete the development of the Technology as soon as reasonably practicable and in accordance with the project plan to be agreed between the Parties following the Commencement Date.

4.	FEASIBILITY STUDY

4.1	As soon as reasonably practicable following the development of the Technology in accordance with clause 3, KNL shall use reasonable endeavours, at its own expense, to prepare and carry out the Feasibility Study for consideration by the board of directors of KNL (the “KNL Board”).

4.2	Lifezone agrees to provide all reasonable support (as part of the Services) as is reasonably requested by KNL to assist KNL in the preparation and execution of the Feasibility Study.

4.3	The Feasibility Study shall include (without limitation) a detailed study of the throughput of flotation concentrate, together with the percentage recovery of Copper, Nickel and Cobalt using (among other things) the Technology, the capital and operating costs and all other factors relevant to determining the feasibility of the use of the Technology at the Site and/or a Relevant Site as part of the Kabanga Project.

4.4	Once prepared, the KNL Board shall consider the results of the Feasibility Study and (acting reasonably and in good faith) shall determine (a) if the Feasibility Study is acceptable and if the Feasibility Study recommends the use of the Technology at the Site and/or the Relevant Sites; and (b) if the Kabanga Project shall continue to the next stage (being the financing and construction of the Site and/or the Relevant Sites) with the inclusion and use of the Technology. On positively determining the matters in limbs (a) and (b) of this clause 4.4, KNL shall promptly notify Lifezone in writing (including specifying the date of its determination, being the (“Commitment Date”)).

4.5	If the KNL Board does not positively determine (acting reasonably and in good faith) the matters in limbs (a) and/or (b) of clause 4.4 as a result of Defects in the Technology (whether or not this is the sole cause), the Parties shall discuss and agree any remedial works in respect of the Technology, the Kabanga Project and/or the Site or Relevant Site(s). Lifezone shall carry out all agreed works in respect of the Technology (including any mutually agreed modifications to the Technology) as reasonably required. KNL shall carry out all agreed remedial works in respect of the Kabanga Project and/or the Site or Relevant Site(s) as reasonably required. To the extent applicable, the Feasibility Study shall then be updated, and the Parties shall repeat clauses 4.1 to 4.4 (inclusive) until either the KNL Board has positively determined (acting reasonably and in good faith) that the matters in limbs (a) and (b) of clause 4.4 have been met or this Agreement is terminated (whichever is the earlier).

4.6	If the KNL Board negatively determines (acting reasonably and in good faith) the matters in limbs (a) and (b) of clause 4.4 at any time after the first (1st) anniversary of the date that the KNL Board first considered the Feasibility Study pursuant to clause 4.4, then either Party may terminate this Agreement immediately on providing written Notice to the other Party.

5.	COMMISSIONING

5.1	Following the Commitment Date, KNL shall use reasonable endeavours to source funding for, and commence the construction of, the Site and/or a Relevant Site as part of the Kabanga Project, to include the installation of the Technology at the Site and/or Relevant Site (as applicable).

5.2	Lifezone agrees to provide all assistance (as part of the Services) reasonably requested by KNL in respect of the installation of the Technology in accordance with clause 5.1.

5.3	KNL shall promptly notify Lifezone in writing when the Technology has been installed at the Site and/or Relevant Site and the Refining Business has commenced mineral processing and beneficiation of concentrate produced by the Site and/or Relevant Site (as applicable), including specifying the date on which the installed Technology at the Site and/or Relevant Site so first commenced processing and beneficiation of concentrate, such notification date being the “Commissioning Date”.

5.4	The Parties agree that, if the Commissioning Date has not occurred by the eighth (8th) anniversary of the Commitment Date (provided that this deadline shall be extended to reflect any period during the eight (8) year period after the Commitment Date during which KNL’s performance under this Agreement was affected by a Force Majeure Event), either Party may terminate this Agreement immediately on providing written notice to the other Party.

6.	ACCEPTANCE

6.1	As soon as reasonably practicable following the Commitment Date and in any event prior to the Commissioning Date, the Parties shall (acting reasonably and in good faith) seek to agree the criteria to determine whether the Technology meets the Specifications, and such criteria shall be used in carrying out the Acceptance Tests (the “Acceptance Criteria”). Unless the Parties agree otherwise, the Acceptance Criteria shall include the Minimum Acceptance Criteria. Unless otherwise agreed in writing by the Parties, in the event that the Parties have failed to agree the Acceptance Criteria by the Commissioning Date, then the Acceptance Criteria shall be deemed to be solely the Minimum Acceptance Criteria for the purposes of this Agreement (unless otherwise agreed in writing by the Parties).

6.2	As soon as reasonably practicable after the Commissioning Date, KNL shall carry out (at its own expense) the Acceptance Tests to ensure that the Technology materially operates in accordance with the Specifications, such tests to take place on such date(s) as are mutually agreed between the Parties (each acting reasonably). This shall be assessed by reference to the Acceptance Criteria. The Parties shall act reasonably and in good faith in agreeing the timing of any Acceptance Tests and KNL shall permit Lifezone to attend and observe the Acceptance Tests. Lifezone agrees to provide all reasonable support as is reasonably requested by KNL to assist KNL in the conducting of the Acceptance Tests.

6.3	In respect of the Acceptance Tests:

6.3.1	KNL undertakes to use reasonable endeavours to deliver the mineral concentrate to be used in the Acceptance Tests as soon as is reasonably practicable following its production and to prevent such concentrate from suffering from oxidation prior to the commencement of the relevant Acceptance Tests; and

6.3.2	the Parties agree that the concentrate to be used in the Acceptance Tests shall be similar in composition to the concentrate as defined in the Process Design Criteria.

6.4	On determining that the Technology has passed the Acceptance Tests, KNL shall promptly notify Lifezone in writing (including specifying the date on which the Technology passed the Acceptance Tests, being the “Acceptance Date”).

6.5	If KNL believes that the Technology has not passed the relevant Acceptance Tests, it shall notify Lifezone in writing within ten (10) Business Days of completion of the Acceptance Tests, giving details of such failure(s), following which the Parties shall within twenty (20) Business Days work together to define reasons for the failure of Acceptance Tests and agree the required work to remedy any Defect(s) (and the associated remedy periods for such work). Lifezone and KNL will use reasonable endeavours to work together to remedy any Defect(s) so that the Technology passes the relevant Acceptance Tests. Subject to clause 6.6, the Acceptance Tests shall be repeated following the completion of the remedial works and the process set out in clause 6.2 to this clause 6.5 shall be repeated promptly until the Acceptance Date or the date that this Agreement is terminated (whichever is the earlier).

6.6	If KNL notifies Lifezone pursuant to clause 6.5 that the Technology has failed to pass the Acceptance Tests for a third time (or if the Technology has otherwise failed to pass the Acceptance Tests by the date falling thirty-six (36) calendar months after the Commissioning Date), then (without prejudice to any other rights or remedies KNL may have) KNL may by providing written Notice to Lifezone:

6.6.1	terminate this Agreement immediately in the event that the KNL Board (acting by simple majority) has determined, acting in good faith, that such failure means that the Technology’s potential adoption would not be in the best interests of KNL; or

6.6.2	choose to Accept the Technology and the Technology Fee and Royalty shall then be subject to adjustment in accordance with clauses 14.3.5(ii)(b) and 14.4.4 (respectively), and provided further that, if KNL fails to give any written Notice to Lifezone pursuant to this clause 6.6 within a period of not more than 10 (ten) Business Days following the date (if any) on which KNL notifies Lifezone pursuant to clause 6.5 that the Technology has failed to pass the Acceptance Tests for a third time or the date falling thirty-six (36) months after the Commissioning Date, then the Technology shall be deemed to have been Accepted by KNL, and the Technology Fee and Royalty shall then be subject to adjustment in accordance with clauses 14.3.5(ii)(b) and 14.4.4 (respectively).

6.7	Without prejudice to KNL’s obligation under clause 6.2 above to carry out the Acceptance Tests as soon as reasonably practicable after the Commissioning Date, if KNL fails to carry out at least one (1) round of the Acceptance Tests within [***] Months immediately following the Commissioning Date (and such failure is not attributable to: (i) a failure to agree the timing of any Acceptance Tests pursuant to clause 6.2; or (ii) any failure by Lifezone to provide all reasonable support as is reasonably requested by KNL to assist it in conducting the Acceptance Tests; or (iii) a Force Majeure Event or any equipment failure which is beyond the reasonable control of KNL), the Technology shall be deemed to have been Accepted by KNL on such date, and the Technology Fee and Royalty shall be payable in accordance with clause 14.2.

6.8	As a condition of any access to the Site and/or the Relevant Sites for the provision of Services or otherwise, Lifezone agrees that it shall ensure that any personnel of the Lifezone Group:

6.8.1	shall comply with all reasonable security, privacy, confidentiality, health and safety, and office conduct policies and procedures, and any other relevant policies and procedures, notified in advance by KNL;

6.8.2	shall comply with all reasonable directions given by (or on behalf of) KNL whilst on the Site (and any other Relevant Site) or accessing the KNL Group’s systems; and

6.8.3	are limited to a reasonable number of people so as to avoid over-manning at the Site and/or the Relevant Sites and cause no more than minimal disruption to the business of any member of the KNL Group while accessing the Site (and any other Relevant Site) or accessing the KNL Group’s systems.

Section 2 Licensing

7.	LICENCE OF THE TECHNOLOGY

7.1	All Intellectual Property Rights of whatever nature in the Technology and the Documentation shall remain, at all times, the property of Lifezone. The Parties agree that, except as expressly provided to the contrary, this Agreement does not transfer ownership of, or create any licences (implied or otherwise) in, any Intellectual Property Rights in the Technology or the Documentation.

7.2	The Parties acknowledge that the Documentation may from time to time be developed and/or contributed to by KNL and/or any third party engaged or requested by KNL to develop and/or contribute to the Documentation. KNL hereby assigns (and shall procure the assignment by any such third parties) to Lifezone absolutely all of its (and their) rights, title and interest in and to the Documentation together with any and all Intellectual Property Rights (both at present or in future) subsisting therein, and waives (and shall procure the waiver of) any and all moral rights in respect of the Documentation that it may have.

7.3	On and from the Commencement Date, Lifezone hereby grants to KNL a non-exclusive, royalty-free, sub-licensable, non-transferable licence to use the Technology and Documentation (and the Intellectual Property Rights subsisting therein) solely as is necessary for carrying out the Feasibility Study, such licence to automatically expire on the Commitment Date or the date of expiry or termination of this Agreement, whichever occurs earlier.

7.4	On and from the Commitment Date and in consideration of the Technology Fee and the Royalty, Lifezone hereby grants to KNL, a non-exclusive (subject to clause 7.5), sub- licensable (subject to clause 7.6), non-transferable licence to use the Technology and Documentation (and the Intellectual Property Rights subsisting therein) at the Site and any other Relevant Site for the duration of the Kabanga Project and any Related Project that commences during the lifetime of the Kabanga Project or during the lifetime of a Related Project (as applicable).

7.5	Alternative Deposit Transactions

7.5.1	Lifezone undertakes to KNL that, during the Term, no Alternative Deposit Transaction will be implemented by any member of the Lifezone Group except in accordance with this clause 7.5.

7.5.2	As soon as reasonably practicable (and by no later than ten (10) Business Days) after the commencement of any preliminary testing and/or study work by or on behalf of any member of the Lifezone Group to determine the feasibility of beneficiating any mineral deposit from the United Republic of Tanzania where nickel derived from nickel sulphidic ore bodies is, or can reasonably be expected to be, the most significant revenue-generating component in the refined products to be derived from such deposit, Lifezone shall notify KNL in writing of the proposed testing and/or study work (including the owner of the relevant mineral deposits and the latest source data on the proposed deposit). If requested by KNL within ten (10) Business Days of receipt of the written notice by KNL from Lifezone, Lifezone agrees to use its reasonable endeavours to cooperate and work together (acting reasonably and in good faith) with KNL to assess the viability of beneficiating the relevant mineral deposits at the Site and/or any Relevant Site.

7.5.3	If a member of the Lifezone Group wishes to implement an Alternative Deposit Transaction at any time following the successful conclusion of preliminary testing and/or study work, Lifezone shall give notice to KNL setting out all material terms and conditions of the Alternative Deposit Transaction (including, without limitation, the third party or parties concerned (including the owner of the relevant mineral deposits concerned and the relevant potential refining entity), the proposed term of the arrangement, the latest source data on the proposed deposit, the expected date of first ore in respect of the proposed deposit, the total expected value of the refined product from the proposed deposit (by metal group), the proposed fee arrangements in respect of the transaction (including, without limitation, fees of a similar kind to those contemplated by this Agreement), and the proposed services and licensing terms to be offered under the proposed arrangement), subject to any restrictions under applicable law on the disclosure of such information (the “ROFO Notice”). For the avoidance of doubt, and without prejudice to the generality of clause 7.5.1, Lifezone agrees that no member of the Lifezone Group shall implement any Alternative Deposit Transaction prior to the successful conclusion of the relevant preliminary testing and/or study work and that any ROFO Notice may only be given by Lifezone after the successful conclusion of the relevant preliminary testing and/or study work.

7.5.4	If, prior to the successful conclusion of any relevant preliminary testing and/or study work, Lifezone becomes aware that a member of the Lifezone Group may wish to implement an Alternative Deposit Transaction then Lifezone agrees that it shall consult with KNL as far as reasonably practicable (acting reasonably and in good faith) regarding the terms of such Alternative Deposit Transaction (and any related ROFO Notice that may be delivered pursuant to clause 7.5.3) as soon as reasonably practicable upon becoming so aware with a view to ensuring that KNL has as much time as reasonably practicable to prepare for any potential delivery of a ROFO Notice and to enable the Parties to collaboratively discuss alternative arrangements whereby the relevant mineral deposits that are the subject of the potential Alternative Deposit Transaction would be beneficiated by the KNL Group at the Site and/or any Relevant Site. Without limiting the generality of the foregoing, Lifezone shall provide KNL with drafts of any transaction documentation, term sheets, memoranda of understanding, letters of intent (or similar) that have been exchanged with any third parties in connection with any potential Alternative Deposit Transaction (if any) as soon as reasonably practicable (and, in any event, by no later than five (5) Business Days) after sharing the same with any such third parties.

7.5.5	At any time within ten (10) Business Days following receipt of a ROFO Notice, KNL may by notice in writing to Lifezone (the “ROFO Intent Notice”) indicate that it wishes to enter into good faith discussions with Lifezone for a period of no more than thirty (30) Business Days from the date of such ROFO Intent Notice regarding the terms and conditions of an alternative transaction with KNL (or any member of its Group), pursuant to which Lifezone (or member of the Lifezone Group) shall provide KNL with substantially the same rights in respect of the development, licensing and/or use of the Technology (or technology substantially the same as the Technology), and/or the provision of services analogous to the Services, in respect of the mineral deposit (and establishment of refining capabilities in respect thereof) that is the subject of the Alternative Deposit Transaction (including in respect of timing, nature of licence, fee arrangements and services) (the “KNL ROFO Transaction”). Following receipt of a ROFO Intent Notice, and during such thirty (30) Business Day period, Lifezone agrees to use its reasonable endeavours to agree a term sheet, memorandum of understanding (or similar) with KNL with respect to the material terms and conditions of the KNL ROFO Transaction (which shall include an appropriate period of exclusivity within which the Parties shall seek to agree long- form documentation in respect of the KNL ROFO Transaction) and the Parties shall cooperate and jointly engage (acting reasonably and good faith) with the owner(s) of the mineral deposits that are the subject of the Alternative Deposit Transaction with a view to the timely and successful consummation of the KNL ROFO Transaction.

7.5.6	Lifezone agrees that no licence (whether exclusive or non-exclusive) will be granted (and no services analogous to the Services will be performed) by any member of the Lifezone Group to/for any third party for the development, licensing and/or use of the Technology (or technology substantially the same as the Technology) in respect of the mineral deposit (including the beneficiation thereof) that is the subject of the Alternative Deposit Transaction until the expiry of the thirty (30) Business Day period (from the date of the ROFO Intent Notice) for negotiation of the KNL ROFO Transaction unless:

(i)	KNL has failed to give a ROFO Intent Notice pursuant to clause 7.5.5 within the required timeframe indicating that it wishes to enter into good faith discussions regarding the KNL ROFO Transaction;

(ii)	the Parties jointly agree in writing that each of them no longer wishes to pursue the KNL ROFO Transaction; or

(iii)	KNL has acted in bad faith in respect of KNL ROFO Transaction and/or has failed to use reasonable endeavours to reach a definitive agreement with Lifezone in relation to the KNL ROFO Transaction for a period of not less than ten (10) Business Days.

7.5.7	If the Parties are unable to reach agreement on the KNL ROFO Transaction by the date falling thirty (30) Business Days after the date of the ROFO Intent Notice, the Parties agree that Lifezone (or a member of its Group) shall be entitled to enter into a binding agreement for the Alternative Deposit Transaction relating to the applicable ROFO Notice at any time within the period of twelve (12) months thereafter, subject to the:

(i)	transaction being between Lifezone (or member of the Lifezone Group) and the third-party refining entity (or any parent undertaking (or subsidiary undertaking of any parent undertaking) of such refining entity) identified in the applicable ROFO Notice only; and

(ii)	terms and conditions being not more favourable to such third party than those notified to KNL pursuant to the ROFO Notice.

7.6	KNL may sub-license the licence granted in clause 7.4 to any Associated Company for use in connection with a Relevant Site provided that:

7.6.1	such sub-licence includes materially the same terms as those set out in this Agreement in respect of the Technology;

7.6.2	KNL shall remain responsible for the collection of any Fees payable by the Associated Company in accordance with clause 14; and

7.6.3	KNL shall remain liable to Lifezone for any acts or omissions of the Associated Company as if they were acts or omissions of KNL.

7.7	The licence granted in clause 7.4 shall automatically be suspended or terminated (as the context requires) if this Agreement is suspended or terminated (as applicable) in accordance with any of the terms of this Agreement.

7.8	At its own cost, each Party shall, and shall use reasonable endeavours to procure that any necessary third party shall, promptly execute and deliver such documents and perform such acts as may reasonably be required for the purpose of giving full effect to this Agreement.

7.9	Lifezone agrees that if, during the term of this Agreement, any member of the Lifezone Group sells (or offers to sell) any product, licence or service to a Relevant Customer on economic terms (including, without limitation, with respect to any technology fee, royalties or service fees) that are more favourable to the Relevant Customer than those contained in this Agreement, it shall reduce any ongoing Fees payable under this Agreement in order to match the economic terms offered to such Relevant Customer with effect from the date such economic terms become effective (whether pursuant to a legally binding arrangement or any informal arrangement of whatever nature) in respect of such Relevant Customer in order to ensure that the Fees payable by KNL are the lowest then provided by Lifezone (or any member of the Lifezone Group) to any of its other Relevant Customers. If the Parties fail to agree on any required reduction to ongoing Fees within a period of twenty (20) Business Days of any Party becoming aware of the need for such a required reduction, either Party may refer the matter to the Expert, appointed in accordance with clause 23 who shall determine the appropriate adjustment.

7.10	For the purposes of clause 7.9, a “Relevant Customer” is a customer that purchases products, licences or services for the beneficiation of mineral deposits (actual or expected) from the United Republic of Tanzania where nickel derived from nickel sulphidic ore bodies is, or can reasonably be expected to be, the most significant revenue-generating component in the refined products to be derived from such deposit.

8.	THIRD PARTY IP

8.1	The Parties acknowledge that, during the course of the development of the Technology and the Kabanga Project as a whole, the Technology may benefit from the use (and/or incorporation) of certain components or equipment in which intellectual property rights subsist that are proprietary to persons other than Lifezone (“Third Party IP”).

8.2	Prior to incorporating any Third Party IP into the Technology, the Parties shall agree (acting reasonably and in good faith) the manner in which such Third Party IP shall be incorporated into the Technology and utilised by KNL and the extent to which each Party shall bear any costs associated with the integration of, and subsequent licensing to KNL of, such Third Party IP.

9.	LICENSING WARRANTIES

9.1	Subject to clauses 9.3 and 9.4, Lifezone warrants and undertakes that the Technology and the Documentation are proprietary to Lifezone and Lifezone has the right to license all Intellectual Property Rights in and to the Technology and the Documentation to KNL.

9.2	Subject to clauses 9.3 and 9.4 and until the date falling ninety (90) calendar days after the Acceptance Date, Lifezone warrants and undertakes that:

9.2.1	the Technology will materially meet the functional and performance characteristics set out in the Specifications;

9.2.2	the Technology shall be free from Defects in design;

9.2.3	use of the Technology by KNL or any of its Associated Companies in accordance with the terms of this Agreement does not infringe the Intellectual Property Rights of any third parties; and

9.2.4	any Documentation provided by it to KNL from time to time shall contain up-to-date information as is needed to enable the proper use of the Technology by KNL.

9.3	For the purposes of the warranties and undertakings set out in clause 9.2, and except as otherwise set out in clause 9.2, the Technology is made available to KNL on an “as is”, warranty/undertaking free basis and as such, Lifezone:

9.3.1	does not warrant the accuracy, timeliness, merchantability or fitness for purpose of the Technology. Nothing herein shall be relied upon as a promise or representation as to past or future performance; and

9.3.2	is not responsible or liable for Losses resulting from any delays or delivery failures in respect of the Technology or any other Losses resulting from the use of the Technology (provided that the foregoing exclusion shall be without prejudice to any other obligations assumed by Lifezone hereunder).

9.4	Lifezone shall not have any liability under clause 9.1 or clause 9.2 to the extent that it can demonstrate that any failure of the Technology to comply with clause 9.1 or clause 9.2 (as the case may be) was wholly or partly caused by an unauthorised modification made to the Technology by KNL and/or it being used other than in accordance with the Documentation.

9.5	Lifezone shall not be obliged to rectify any particular Defect if attempts to rectify such Defect (other than normal recovery or diagnostic procedures) or modifications in respect of the Technology have been made by KNL or any third party without the permission of Lifezone (such consent not to be unreasonably withheld or delayed).

10.	USE OF THE TECHNOLOGY

10.1	Except as permitted by this Agreement or as may be permitted by any applicable law which is incapable of exclusion, KNL shall not:

10.1.1	access all or any part of the Technology in order to build a product or service which competes with the Technology;

10.1.2	use the Technology to provide services to third parties (save as permitted pursuant to clause 7.6 or as may otherwise be agreed in connection with an Alternative Deposit Transaction pursuant to clause 7.5);

10.1.3	license, sell, rent, lease, transfer, assign, distribute, display, disclose or otherwise make the Technology available to any third party other than in accordance with clauses 7.6 and/or 27; or

10.1.4	register or attempt to register any patents, trade marks or any other registered rights in respect of any Intellectual Property Rights subsisting in all or any part of the Technology.

Section 3 The Services

11.	SERVICES

11.1	Following the Commencement Date and until the expiry or termination of this Agreement (howsoever caused), in consideration of KNL agreeing to pay the Services Fees, Lifezone shall provide the Services to KNL subject to, and in accordance with, the terms and conditions of this Agreement, provided that the provision of any Services (whether new or existing) by Lifezone to KNL following Closing and/or the Acceptance Date (as applicable) shall be subject to clauses 11.7 and 11.8.

11.2	Lifezone undertakes that, in performing the Services, it shall at all times act:

11.2.1	in accordance with the terms and conditions set out in this Agreement;

11.2.2	with reasonable skill and care;

11.2.3	in a timely and professional manner;

11.2.4	in accordance with Good Industry Practice; and

11.2.5	in compliance with all applicable laws and regulations.

11.3	Without limiting clause 11.2 above:

11.3.1	Lifezone undertakes with regard to the performance of this Agreement that it, its directors, officers and personnel will comply with Anti-Corruption Laws, Sanctions Laws and all applicable anti-money laundering and counter-terrorism financing laws;

11.3.2	Lifezone undertakes that it will:

(i)	prior to appointing or engaging any independent contractor, conduct appropriate, risk-proportionate due diligence addressing relevant criteria, including such contractor’s ability to perform the proposed work properly, on time, within budgeted cost, and in compliance with all relevant laws (including Anti-Corruption Laws and Sanctions Laws); and

(ii)	include in its contracts with independent contractors provisions that require such contractors to comply with Anti-Corruption Laws and Sanctions Laws, entitle Lifezone to obtain information and/or documents from such contractors to verify the contractor’s compliance with Anti-Corruption Laws and Sanctions Laws, and require such contractors to impose, on their subcontractors of any tier, substantially similar compliance obligations and information rights in favour of Lifezone.

11.4	Lifezone will promptly respond in reasonable detail to any request by KNL for information or documentation relating to Lifezone’s compliance with clause 11.3 above.

11.5	Where Lifezone fails to perform the Services (or any part thereof), KNL shall be entitled (without prejudice to any other rights or remedies it may have) to require Lifezone to remedy such breach (where such breach is remediable) by re-performing the relevant part of the Services in a timely manner without further charge to KNL.

11.6	Either Party may request that a change is made to all or any part of the Services at any time, following which the Parties shall document the scope and nature of the agreed change. Neither Party shall unreasonably withhold or delay its consent to a change requested by the other Party. Where the Parties agree to implement a change, the Parties acknowledge and agree that the Fees may be adjusted accordingly.

11.7	Between the date of this Agreement and the Acceptance Date, the Parties shall discuss and seek to agree, each acting reasonably and in good faith, any Services required by KNL to be provided by Lifezone following Closing (including the manner, scope and timing of their provision) taking into account any planned or actual change of operatorship of the Kabanga Project and any necessary amendments to this Agreement in order to reflect the same (the “Post-Closing Services”). Following Closing, and until such time as the Parties have agreed in writing the manner, scope and timing of the Post-Closing Services, Lifezone shall provide the Services:

11.7.1	in the same manner, scope and timing as they were provided by Lifezone prior to Closing;

11.7.2	in accordance with any approved annual budgeted spend of KNL; and

11.7.3	otherwise in accordance with (and subject to) the requirements of clause 6.8.

11.8	If any Services (or parts thereof) cease to be required by KNL in the period following the Acceptance Date, KNL shall be entitled, by written Notice to Lifezone, to instruct that Lifezone ceases to provide any such Services following the Acceptance Date, provided that: (i) KNL (acting reasonably and in good faith) has first discussed the scope and impact of such cessation of Services with Lifezone; and (ii) if such cessation of Services is to proceed, KNL has made necessary and reasonable arrangements to replace any such Services that are required for business continuity purposes.

11.9	Regardless of any Services to be provided under this Agreement from time to time, KNL shall always permit Lifezone to attend and observe the Acceptance Tests in accordance with clause 6.8.

11.10	Nothing in this Agreement requires a Party to take any action, or refrain from taking any action, where doing so would be prohibited by or subject to penalty under applicable Anti- Corruption Laws, Sanctions Laws or applicable anti-money laundering and counter-terrorism financing laws.

12.	KNL’s OBLIGATIONS RELATING TO THE SERVICES

12.1	KNL shall at all times during the Term:

12.1.1	pay any and all invoices without set off and no later than the Due Date;

12.1.2	use its reasonable endeavours to respond promptly to any written request for guidance, information or instruction which is reasonably required by Lifezone to enable it to perform its obligations under this Agreement;

12.1.3	provide Lifezone (or any of its subcontractors) with reasonable access to premises and facilities at the Site and/or Relevant Site to enable it to perform its obligations under this Agreement; and

12.1.4	co-operate and liaise with Lifezone as necessary for the performance of the Services.

13.	SUSPENSION OF SERVICES

If KNL has failed to pay any Fees agreed by the Parties to be payable by KNL under this Agreement (and such Fees are not the subject of a bona fide dispute), and KNL thereafter fails to pay any such Fees within thirty (30) days after receipt of a Notice from Lifezone specifying such failure and requiring it to be remedied, Lifezone may, without liability or prejudice to its other rights, suspend the provision of the Services until such time as any outstanding Fees (which are not the subject of a bona fide dispute) are paid in full. The foregoing is without prejudice to any right which may arise for Lifezone to terminate this Agreement in accordance with clause 15.2.3.

Section 4 General

14.	FEES AND ROYALTIES

14.1	Lifezone and KNL acknowledge and agree that the Fees are payable by KNL in return for the development of the Technology and the provision of the Services in accordance with this Agreement. Lifezone’s agreement to develop the Technology in accordance with the Specifications (as assessed against the Acceptance Criteria) forms part of a wider overall commercial arrangement between the Parties and is in consideration of KNL’s assumption of its various obligations and undertakings under this Agreement, including its obligation to pay the Fees in accordance with clauses 14.2 to 14.5 (inclusive).

14.2	KNL agrees to pay to Lifezone the following fees:

14.2.1	on and from the Commencement Date, in consideration for the performance of the Services, (i) a fee calculated on a time and materials basis at the Rates in respect of the Services directly provided by Lifezone; and (ii) a fee which shall represent the pass through of any expenses incurred by Lifezone in providing the Services (including, without limitation, the cost of any third party contractors or service providers, travel, accommodation and subsistence, and any other reasonable costs incurred by Lifezone in providing the Services) (together, the “Services Fee”);

14.2.2	in respect of the period commencing on and from the Commitment Date and ending on the Acceptance Date (or if earlier the date of termination of this Agreement), a quarterly technology fee of [***] per cent of the Capital Costs in respect of the Site and any and all Relevant Sites, with such percentage (to the extent applicable) to (retrospectively) increase at the Acceptance Date in accordance with clause 14.3.5 (the “Technology Fee”); and

14.2.3	in the event that the Technology is Accepted in accordance with clause 6 (including, for the avoidance of doubt, deemed Acceptance in accordance with clause 6.7), on and from the Acceptance Date, in consideration of the licence to the Technology granted by Lifezone a quarterly royalty of [***] per cent of the Revenues in respect of the Site and any and all Relevant Sites with such percentage (to the extent applicable) subject to adjustment in accordance with clause 14.4.4 (the “Royalty”), in accordance with this clause 14 (the Services Fee together with the Technology Fee and the Royalty, the “Fees”).

14.3	In respect of the Technology Fee:

14.3.1	the Technology Fee shall be due and payable quarterly in arrears in respect of the Site and any Relevant Site(s) owned or operated by KNL or any of its Associated Companies;

14.3.2	the Technology Fee shall be calculated by KNL by reference to the Capital Costs incurred in the immediately preceding quarter (or part thereof), commencing on the Commitment Date and ending on the Acceptance Date (or, if earlier, the date of termination of this Agreement) (each, a “Relevant Quarter”);

14.3.3	KNL shall, within seven (7) Business Days of the end of each Relevant Quarter, estimate (acting reasonably and in good faith) the Capital Costs payable in respect of the Relevant Quarter and provide a statement in writing to Lifezone which shall, in particular but without limitation, set out the estimated cost of the installations of the Technology at the Site and the Relevant Sites, internal costs and any third party costs and any other information Lifezone may reasonably require in respect of the Relevant Quarter;

14.3.4	following receipt of a statement from KNL in accordance with clause 14.3.3, Lifezone shall invoice KNL for the Technology Fee in respect of the Relevant Quarter, and KNL shall, subject to the submission by Lifezone of a valid invoice, pay to Lifezone the Technology Fee due in respect of the invoice no later than thirty (30) days after the date of the invoice issued by Lifezone to KNL or, if such date is not a Business Day, the next following Business Day; and

14.3.5	in the event that the Technology is Accepted in accordance with clause 6 (including, for the avoidance of doubt, Acceptance or deemed Acceptance in accordance with clauses 6.6 and/or 6.7):

(i)	KNL shall, within three (3) months of the Acceptance Date, provide Lifezone with a complete and accurate statement of all the Capital Costs on and from the Commitment Date to the Acceptance Date, which shall, in particular but without limitation, set out the cost of the installations of the Technology at the Site and the Relevant Sites, internal costs and any third party costs and any other information Lifezone may reasonably require; and

(ii)	following receipt of a statement from KNL in accordance with clause 14.3.5(i) above, Lifezone shall invoice KNL an amount which is equal to:

(a)	if the Technology is Accepted in accordance with clause 6 (other than Acceptance or deemed Acceptance in accordance with clause 6.6):

(A)	[***] per cent of the Capital Costs incurred at the Site and any and all Relevant Sites (as applicable) in respect of the period commencing on and from the Commitment Date and ending on the Acceptance Date minus

(B)	any Technology Fees already invoiced to KNL, or

(b)	if the Technology is Accepted or deemed to be Accepted in accordance with clause 6.6:

(A)	[***] per cent of the Capital Costs incurred at any and all Relevant Sites (as applicable) minus

(B)	any Technology Fees already invoiced to KNL; and

(iii)	KNL shall, subject to the submission by Lifezone of a valid invoice pursuant to clause 14.3.5(ii) above, pay to Lifezone the Technology Fee due in respect of such invoice no later than thirty (30) days after the date of the invoice issued by Lifezone to KNL or, if such date is not a Business Day, the next following Business Day; and

14.3.6	the Parties agree that no Technology Fee shall be payable in respect of any Capital Costs incurred after the Acceptance Date (or, if earlier, the date of termination of this Agreement) with the intention that, if the Technology is Accepted, the final payment in respect of the Technology Fee shall be the true-up payment contemplated in clause 14.3.5 of this Agreement in relation to relevant Capital Costs incurred on and from the Commitment Date to the Acceptance Date.

14.4	In respect of the Royalty:

14.4.1	the Royalty shall be due and payable in respect of the Site and any Relevant Site(s) owned or operated by KNL or any of its Group Companies using the Technology;

14.4.2	the Royalty shall be calculated by KNL by reference to the previous quarter. KNL shall, within seven (7) Business Days from the end of the relevant quarter, calculate the Royalty payable and submit to Lifezone a statement in writing recording the calculation of such fees payable, and in particular the period for which the Royalty was calculated, the volumes of the Product sold during the period, the Revenues during such period (including itemised applicable deductions), the Royalty due and payable and any other information Lifezone may reasonably require, provided that nothing in this clause 14.4.2 shall require KNL to share information relating to volumes, Revenues or duration for any specific customer of the Refining Business that KNL reasonably regards as competitively or commercially sensitive;

14.4.3	following receipt of the statement from KNL in accordance with clause 14.4.2, Lifezone shall invoice KNL for the Royalty, and KNL shall, subject to the submission by Lifezone of a valid invoice, pay to Lifezone the Royalty due in respect of the invoice no later than thirty (30) days after the date of the invoice issued by Lifezone to KNL or, if such date is not a Business Day, the next following Business Day; and

14.4.4	in the event that KNL gives written Notice to Lifezone pursuant to clause 6.6.2 and chooses to Accept the Technology (or is otherwise deemed to have Accepted the Technology pursuant to clause 6.6), the Parties agree that the percentage of the Royalty shall be reduced from [***] per cent of the Revenues to [***] per cent of the Revenues with immediate effect.

14.5	In respect of the Services Fee, Lifezone shall invoice, and KNL shall pay, the Services Fee on a Monthly basis. Lifezone may increase the Rates by an amount of [***] per cent on the anniversary of the Commencement Date and annually thereafter. KNL shall, subject to the submission by Lifezone of a valid invoice (with reasonable supporting information to enable KNL to identify the Services being invoiced), pay to Lifezone the Services Fees due in respect of each invoice no later than ten (10) days after the date of receipt of any invoice by KNL from Lifezone or, if such date is not a Business Day, the next following Business Day.

14.6	All records and books in relation to (i) capital expenditure on the Site and/or the Relevant Sites by KNL and/or its Group Companies and (ii) the Revenues of KNL and/or its Group Companies in relation to the Site and/or the Relevant Sites shall be open to inspection and audit by Lifezone or its authorised representatives (or an appropriate independent person in the event that such records and books are reasonably regarded by KNL as competitively or commercially sensitive or incapable of being accessed by Lifezone or its authorised representatives in compliance with applicable law or regulatory requirements including antitrust and competition law), who shall be entitled (at any time during normal business hours on a Business Day and on reasonable notice) to inspect, audit or take copies of or extracts from the same. If such inspection or audit should reveal a discrepancy in the Technology Fee or Royalty that was paid to the Technology Fee or Royalty that should have been paid, KNL or Lifezone (as applicable) shall immediately reimburse Lifezone or KNL (as applicable) so that the correct Fees are paid. Such right of inspection of Lifezone shall remain in effect for the Term together with a period of twelve (12) calendar months after the termination or expiry of this Agreement.

14.7	All amounts referred to in this Agreement are exclusive of VAT, which shall (if required and subject to the provision of a valid VAT invoice (if applicable)) be payable by the relevant Party at the appropriate rate at the same time as payment is made of the sum to which such VAT relates.

14.8	All payments to be made by a Party (the “payer”) to the other Party (the “payee”) under this Agreement shall be made in full without any set off, restriction or condition, and without deduction or withholding of or in respect of any tax save as required by law. Where the payer is required by law to make any such deduction or withholding, the payer shall pay to the payee an additional amount, such that the total amount received by the payee shall equal the amount of the payment owing to the payee prior to such deduction or withholding. Following Closing, the payee shall cooperate with the payer (each acting reasonably and in good faith) to reduce or eliminate any such deduction or withholding in respect of tax to the maximum extent permitted by law.

14.9	All payments made by KNL to Lifezone under or in connection with this Agreement shall be paid in US Dollars to:

Bank:	[***]

Swift Code:	[***]

In favour of:	Lifezone Limited

IBAN:	[***]

Account No:	[***]

14.10	If any sum claimed under this Agreement is the subject of a bona fide dispute, the Party claiming such sum may submit an invoice for any portion of that sum which is not so disputed, such invoice to be payable by the other Party in accordance with the terms of this clause 14.

14.11	If any sum payable is not paid by the relevant Due Date, except to the extent and for the period that any sum is the subject of a bona fide Dispute, the Party entitled to such sum reserves the right to charge interest on such sum calculated on a daily basis from the Due Date to the date of actual payment at the rate of [***] per cent per annum above the base rate from time to time of Barclays Bank PLC (or its successor).

14.12	In the event that agreement between the Parties cannot be reached in respect of the amount or calculation of any of the Fees, the Fees will be determined by an Expert in accordance with clause 23.

15.	TERM AND TERMINATION

15.1	This Agreement shall commence on the Commencement Date, and shall, unless otherwise terminated in accordance with its terms, continue in full force and effect until the completion of the lifetime of the Kabanga Project and any Related Project that commences during the lifetime of the Kabanga Project (as applicable) (the “Term”), following which it shall automatically expire.

15.2	Without prejudice to its other rights, a Party (the “Notifying Party”) shall be entitled to terminate this Agreement with immediate effect by giving notice to the other if any of the following occurs:

15.2.1	(solely in the case where KNL is the Notifying Party) Lifezone has committed a material breach of this Agreement and (where such breach is remediable) Lifezone does not remedy such breach within thirty (30) days after receipt of a Notice from KNL specifying the breach and requiring it to be remedied;

15.2.2	(solely in the case where KNL is the Notifying Party) Lifezone has committed a breach of clause 11.3.1;

15.2.3	(solely in the case where Lifezone is the Notifying Party) KNL has failed to pay any Fees agreed by the Parties to be payable by KNL under this Agreement or any Fees determined by the Expert (or by a court of competent jurisdiction) to be payable by KNL under this Agreement, in each case by the latest date agreed by the Parties or determined by the Expert (or by a court of competent jurisdiction) for KNL to make such payment, and KNL thereafter fails to pay any such Fees within thirty (30) days after receipt of a Notice from Lifezone specifying such failure and requiring it to be remedied;

15.2.4	the other Party ceases or threatens to cease to carry on its business or disposes or threatens to dispose of the whole or a substantial part of its undertaking, property or assets or stops or threatens to stop payment of its debts or if the other Party is unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986;

15.2.5	a voluntary arrangement or a scheme of arrangement or composition (in each case with creditors) is entered into by the other Party;

15.2.6	a dissolution occurs, a winding-up petition is presented (and not withdrawn or discharged within 14 days) or a winding-up resolution (other than a voluntary winding-up for reconstruction) is passed (whether by the directors or shareholders) in relation to the other Party;

15.2.7	a liquidator, receiver or administrator is appointed in respect of the other Party or any of its assets, or notice to appoint an administrator is given by the other Party, its directors or by a qualifying floating charge holder (as defined in the Insolvency Act 1986);

15.2.8	any event in a jurisdiction outside England and Wales similar or analogous to any of the events referred to in clauses 15.2.4, 15.2.5, 15.2.6 and/or 15.2.7; or

15.2.9	the other Party is affected by a Force Majeure Event which continues for a period of not less than six (6) calendar months and which prevents the other Party from performing all, or a material part of, its obligations under this Agreement.

16.	CONSEQUENCES OF TERMINATION

16.1	The expiry or termination of this Agreement (howsoever caused) shall be without prejudice to:

16.1.1	any rights accrued prior to the date on which the expiry or termination takes effect;

16.1.2	any liabilities accrued prior to the date on which the expiry or termination takes effect;

16.1.3	subject to clause 7.7, the enforceability and mutual obligations of the Parties in respect of the licence granted in clause 7.4 shall continue for the term set out in clause 7.4; and

16.1.4	any rights or obligations of a person which are expressly stated to survive, or by their nature survive, expiry or termination of this Agreement.

16.2	If, within the twelve (12) calendar months following the date of termination of this Agreement by either Party in accordance with clause 15.2.9, the Force Majeure Event that was the reason for such termination is no longer continuing, the Parties agree to discuss (acting reasonably and in good faith) whether the Agreement should be reinstated on the same (or substantially the same) terms.

17.	GENERAL WARRANTIES

17.1	Each Party warrants that:

17.1.1	it has full capacity and authority, and all necessary licences, permits and consents to enter into and perform this Agreement;

17.1.2	those signing this Agreement are duly authorised to bind the Party for whom they sign; and

17.1.3	in performing its obligations under this Agreement, it will comply with all applicable laws, statutes, regulations and codes from time to time in force.

18.	THIRD PARTY CLAIMS

18.1	In the event that KNL and/or any of its Associated Companies receives a claim, or any third party notifies KNL and/or any of its Associated Companies of an intention to make a claim, that KNL’s or its Associated Companies’ use of the Technology in accordance with the terms of this Agreement infringes the Intellectual Property Rights of a third party and/or that the warranties or undertakings in clause 9.1 is/are no longer true (a “Third Party Claim”), KNL shall:

18.1.1	as soon as reasonably practicable, give written Notice of the Third Party Claim to Lifezone, specifying the nature of the Third Party Claim in reasonable detail; and

18.1.2	give Lifezone access at reasonable times (on reasonable prior notice) to its premises, representatives or advisers, and to any relevant documents to enable Lifezone to assess the Third Party Claim.

18.2	Without prejudice to clause 18.4, as soon as reasonably practicable following the notification given in clause 18.1.1, the Parties shall mutually agree the best course of action to avoid, dispute, compromise or defend the Third Party Claim, including:

18.2.1	Lifezone replacing all or part of the Technology with functionally equivalent processes and/or components;

18.2.2	Lifezone modifying the Technology as necessary to avoid such claim, provided that the Technology (as amended) functions and performs in substantially the same way as before modification; or

18.2.3	KNL and/or Lifezone procuring (for the benefit of KNL and/or its Associated Companies) a licence from the third party making a third party claim to continue using the part of the Technology that is the subject of the claim (at Lifezone’s cost).

18.3	If the Parties are unable to mutually agree to a course of action in respect of a Third Party Claim pursuant to clause 18.2 within twenty (20) days following the delivery of a Notice pursuant to clause 18.1.1, then KNL may terminate this Agreement immediately on providing written Notice to Lifezone.

18.4	Notwithstanding any other provision to the contrary in this Agreement, Lifezone shall indemnify and hold harmless KNL and its Associated Companies against any Loss incurred by any of them arising out of any claim that use of the Technology or receipt of the Technology infringes the Intellectual Property Rights of any third party provided always that this indemnity shall not apply to:

18.4.1	any infringement of Intellectual Property Rights which arises from the use of the Technology by KNL or its Associated Companies other than in accordance with the Specifications; or

18.4.2	any adaptation, modification or enhancement made by KNL to the Technology without Lifezone’s consent.

18.5	The provisions of clause 18.4 shall survive the expiry or termination of this Agreement.

18.6	In connection with any Third Party Claim, and without prejudice to the rights of the insurers of KNL and its Associated Companies, KNL shall consult with Lifezone so far as reasonably practicable in relation to the conduct of the Third Party Claim, shall take reasonable account of the views of Lifezone before taking any action in relation to the Third Party Claim and shall otherwise consult with Lifezone with a view to contesting or resisting any such Third Party Claim as far as reasonably practicable having regard to the merit of the Third Party Claim, provided that neither KNL nor any of its Associated Companies shall be required to take any action or refrain from taking any action, if KNL, or any of its Associated Companies that are concerned, consider such action or omission to be unduly onerous or materially prejudicial to it or to its business.

19.	LIABILITY

19.1	Subject to clauses 19.2 and 19.3:

19.1.1	the aggregate liability of Lifezone to KNL and any of its Associated Companies for any claims under the indemnity in clause 18.4 (or any claims for breach of the warranties or undertakings in clause 9.1), including any associated claim under clause 14.8, shall not exceed the total Fees paid by (or on behalf of) KNL in the period from the Commencement Date to the date that the relevant claim is agreed, settled or otherwise determined; and

19.1.2	the aggregate liability of Lifezone (whether such liability arises in contract, tort (including negligence) or otherwise) to KNL and any of its Associated Companies for Loss arising out of, or in connection with, any claim under this Agreement (other than any claims under the indemnity in clause 18.4 or any claims for breach of the warranties or undertakings in clause 9.1 but including any associated claim under clause 14.8) in any twelve (12) Month period shall not otherwise exceed [***] per cent of the total Fees paid by KNL to Lifezone in the preceding twelve (12) Month period.

19.2	Subject to clause 19.3, neither Party shall be liable to the other Party and any of its Associated Companies (whether such liability arises in contract, tort (including negligence) or otherwise) for:

19.2.1	except in the case of any claims under the indemnity in clause 18.4 or any claims for breach of the warranties or undertakings in clause 9.1, any:

(i)	loss of profit, loss of or damage to data, loss of anticipated savings or interest, loss of or damage to reputation or goodwill; and/or

(ii)	indirect, special or consequential damages, loss, costs, claims or expenses of any kind; and/or

19.2.2	any loss arising from a failure or delay in performing its obligations under this Agreement to the extent that such failure or delay was caused or contributed to by an act or omission of the other Party.

19.3	The exclusions and limitations of liability in this Agreement shall not apply in respect of any liability of KNL to pay any sums payable under clause 14 or any Loss suffered by any person arising out of:

19.3.1	the fraud and/or fraudulent misrepresentation or deliberate repudiatory breach of the person seeking to rely on the exclusion or limitation; and

19.3.2	death or personal injury resulting from negligence on the part of the person seeking to rely on the exclusion or limitation.

19.4	Except as otherwise expressly provided in this Agreement, all warranties, undertakings or other similar terms or conditions implied by statute, common law or custom are excluded to the maximum extent permitted by law.

20.	FORCE MAJEURE

20.1	In this clause 20, “Affected Party” shall mean the Party seeking to invoke clause 20.2, and a “Force Majeure Event” shall mean any event or circumstance which is beyond the reasonable control of the Affected Party, including, but not limited to, flood, lightning, subsidence, terrorist act, fire or war, failure or shortage of power supplies, acts of government and industrial action of any kind (not involving the employees of the Affected Party).

20.2	The Affected Party shall not be under any liability to the other Party or any of its Associated Companies for any failure or delay in performing this Agreement or any part of it to the extent that such failure or delay is caused by a Force Majeure Event and shall be entitled to a reasonable extension of time for performing its relevant obligations.

20.3	The Affected Party shall:

20.3.1	within seven (7) Business Days of a Force Majeure Event occurring, provide the other Party with full written details of the nature and extent of the Force Majeure Event in question, including the Affected Party’s best estimate of the likely extent and duration of its inability to perform its obligations under this Agreement as a result of such Force Majeure Event, and, thereafter, promptly provide any further information which the other Party reasonably requires;

20.3.2	use all reasonable endeavours to avoid or minimise the consequences of the Force Majeure Event in question and carry out its obligations and duties in such other ways as may be reasonably practicable; and

20.3.3	use all reasonable endeavours to bring the Force Majeure Event in question to a close as soon as reasonably practicable.

21.	CONFIDENTIALITY

21.1	Subject to clause 21.2, each Receiving Party shall, and shall procure that its Associated Companies shall, treat in confidence all Confidential Information and shall not, and shall procure that its Associated Companies shall not:

21.1.1	disclose in whole or in part Confidential Information to any person not a Party to this Agreement; or

21.1.2	use Confidential Information for a purpose other than for the exercise of its rights, or the performance of its obligations, under this Agreement.

21.2	Notwithstanding the provisions of clause 21.1, a Receiving Party may disclose or use Confidential Information if and to the extent:

21.2.1	the disclosure or use is required to vest the full benefit of this Agreement in any Party, including disclosure to its own Personnel to the extent required for the proper performance of this Agreement (conditional upon any such Personnel being informed of the confidential nature of the Confidential Information and the Receiving Party procuring that such Personnel comply with the provisions of clause 21.1 as if they were Parties to this Agreement);

21.2.2	the disclosure or use is required by law, any Governmental Authority or any stock exchange on which the shares of a Party or its direct or indirect holding company are listed or are in the process of being listed;

21.2.3	the disclosure or use is required for the purpose of any arbitral or judicial proceedings arising out of this Agreement;

21.2.4	the disclosure is made to professional advisers of the Receiving Party or its Affiliates on a strictly need-to-know basis and on terms that such persons undertake to comply with the provisions of clause 21.1 in respect of such information as if they were a Party to this Agreement;

21.2.5	in respect of the DeSPAC Transaction or a potential listing of a Party or its direct or indirect holding company only (and, for the avoidance of doubt, excluding any subsequent fundraising transactions or any other transaction), to bona fide potential investors and their professional advisers on a strictly need to know basis and on terms that such persons undertake to comply with the provisions of clause 21.1 in respect of such information as if they were Parties to this Agreement;

21.2.6	the disclosure is to any Tax Authority and is reasonably required for the efficient management of the tax affairs of the Receiving Party or any of its Affiliates;

21.2.7	the information is or becomes publicly available (other than by breach of this Agreement or any other obligation of confidence); or

21.2.8	the Disclosing Party has given prior written approval to the disclosure or use, provided that the Receiving Party concerned shall, where not prohibited by law, promptly notify the Disclosing Party of such disclosure or use (including the timing and content thereof) and (other than in the case of clauses 21.2.1, 21.2.4 and/or 21.2.5) provide the Disclosing Party with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.

21.3	If any Receiving Party becomes aware of any breach of confidence or unauthorised use by any of its Personnel, it shall promptly notify the Disclosing Party.

21.4	Following expiry or termination of this Agreement, and without prejudice to clause 16, the Receiving Party shall, and shall procure that its Associated Companies shall, if requested to do so by the Disclosing Party, as soon as reasonably practicable, procure that all Confidential Information in its possession or under its control (or in the possession of, or under the control of, any of its Associated Companies) is returned, deleted or destroyed (save to the extent prohibited by relevant laws or regulations) in accordance with the written instructions of the Disclosing Party and shall confirm in writing to the Disclosing Party that it has done so.

21.5	Each Receiving Party undertakes to apply to the Confidential Information at least the same security measures and degree of care as it applies to its own confidential information.

21.6	The provisions of this clause 21 shall survive the expiry or termination of this Agreement and the return, deletion or destruction of the Confidential Information.

22.	CONTRACT MANAGEMENT AND DISPUTES

22.1	The Parties shall each at all times during the Term appoint an individual to oversee the performance of the Parties’ obligations under this Agreement (each a “Contract Representative”). The Contract Representatives shall meet on a Monthly basis or such other frequency agreed between the Parties to discuss any issues arising in connection with this Agreement. Each Party may on reasonable notice to the other replace its own Contract Representative with another appropriately qualified contact person.

22.2	If a Dispute arises under or in connection with this Agreement other than where an Expert is to be appointed, a Party must not commence any court or arbitration proceedings, or invoke any other dispute resolution processes, relating to the subject matter of the Dispute unless and until it has complied with the following paragraphs of this clause 22, except where:

22.2.1	the Party seeks urgent injunctive or interlocutory relief; or

22.2.2	the Dispute relates to compliance with this clause 22.

22.3	A Party claiming that a Dispute has arisen must give written notice to the other Party specifying the nature of the Dispute (“Notice of Dispute”).

22.4	The Contract Representatives must meet within ten (10) Business Days of the date of the Notice of Dispute and attempt, in good faith, to resolve the Dispute.

22.5	If within fifteen (15) Business Days of a Party issuing a Notice of Dispute the representatives of the Parties have not resolved the Dispute under clause 22.4, either Party may refer the Dispute to the respective board of directors of each Party, which shall have the authority to bind the relevant Party.

22.6	If the boards of directors of the Parties have not resolved the Dispute within forty-five (45) days of the relevant Party having first issued a Notice of Dispute, either Party may take such action as it considers appropriate.

22.7	Both Parties agree to continue performing their respective obligations under this Agreement while any Dispute is being resolved in accordance with this clause 22.

23.	EXPERT DETERMINATION

23.1	The provisions of this clause 23 shall only apply to any disagreement in respect of whether the Fees have been properly calculated or whether any reduction to the Fees is required pursuant to clause 7.9.

23.2	The Parties shall agree on the appointment of an independent Expert and the terms of their appointment.

23.3	If the Parties are unable to agree on an Expert or the terms of their appointment within three (3) Business Days of either Party serving details of a suggested expert on the other, either Party shall then be entitled to request the London Academy of Experts to appoint an Expert of repute with experience in the relevant field and for the London Academy of Experts to agree with the Expert the terms of their appointment.

23.4	The Expert is required to prepare a written decision and give notice (including a copy) of the decision to the Parties within a maximum of one (1) Month of the matter being referred to the Expert.

23.5	The Expert shall determine the relevant issue or issues referred to in clause 23.1 in accordance with the terms of their appointment. The Expert’s written decision on the matters referred to them shall be final and binding on the Parties in the absence of manifest error or fraud.

23.6	Each Party shall bear its own costs in relation to the reference to the Expert. The Expert’s fees and any costs properly incurred shall be borne by the Parties equally or in such other proportions as the Expert shall direct.

24.	ENTIRE AGREEMENT

24.1	This Agreement (together with any documents referred to herein or therein or required to be entered into pursuant to this Agreement) contains the entire agreement and understanding of the Parties and supersedes all prior agreements, understandings or arrangements (both oral and written) relating to the subject matter of this Agreement.

24.2	Without prejudice to the generality of the foregoing, this Agreement will, with effect from the Commencement Date, supersede and replace the development, licensing and services agreement entered into between the Parties on 14 December 2020, which agreement is hereby terminated without liability for any party thereto.

24.3	KNL acknowledges that it is entering into this Agreement without reliance on any undertaking, warranty or representation given by or on behalf of Lifezone other than as expressly contained in this Agreement, provided that nothing in this clause 24 shall limit or exclude the liability of Lifezone for fraud or fraudulent misrepresentation.

25.	NO PARTNERSHIP OR AGENCY

This Agreement shall not create, nor shall it be construed as creating, any partnership or agency relationship between the Parties.

26.	VARIATIONS AND WAIVERS

26.1	Without prejudice to clause 11.6, no variation of this Agreement shall be effective unless made in writing, signed by or on behalf of each of the Parties and expressed to be such a variation.

26.2	No failure or delay by any Party or time or indulgence given in exercising any remedy or right under or in relation to this Agreement shall operate as a waiver of the same, nor shall any single or partial exercise of any remedy or right preclude any further exercise of the same or the exercise of any other remedy or right.

26.3	No waiver by any Party of any requirement of this Agreement, or of any remedy or right under this Agreement, shall have effect unless given in writing and signed by such Party. No waiver of any particular breach of the provisions of this Agreement shall operate as a waiver of any repetition of such breach.

27.	ASSIGNMENT/SUB-CONTRACTING

27.1	Subject to clause 27.2, neither Party shall, without the prior consent of the other Party, such consent not to be unreasonably withheld or delayed, assign any of its rights, or subcontract, delegate or transfer any of its obligations, under this Agreement.

27.2	Nothing in this Agreement shall prevent Lifezone from sub-contracting any of its obligations in respect of the development of the Technology and/or the provision of the Services to another person, provided that it shall remain liable for all acts or omissions of its subcontractors.

27.3	As soon as reasonably practicable following the date of this Agreement, Lifezone and KNL shall ensure that this Agreement is transferred from KNL to Tembo (or a subsidiary undertaking thereof) such that all of KNL’s rights and obligations under the Agreement are novated to Tembo (or a subsidiary undertaking thereof) with effect from Closing (as defined in the T2 Agreement) or such earlier date as may be agreed between the Parties.

27.4	Notwithstanding the foregoing, if a transfer of the Agreement from KNL to Tembo (or a subsidiary undertaking thereof) cannot be effected pursuant to clause 27.3, and upon the written request of KNL, Lifezone undertakes to use all reasonable endeavours to permit the implementation of a back-to-back arrangement between KNL and Tembo (or a subsidiary undertaking thereof) in order to provide the benefits of this Agreement to Tembo (or a subsidiary undertaking thereof) against payment of any amounts due under this Agreement by Tembo (or a subsidiary undertaking thereof) directly to Lifezone or indirectly pursuant to back-to-back payments via KNL.

27.5	The Parties acknowledge that they may wish to split this Agreement into two separate agreements relating to, respectively, (i) the provision of the Services and (ii) the licensing of the Technology, such agreements to be (when taken together) on substantially the same terms as this Agreement. If either Party requests such a split, the Parties shall (each at its own cost and expense) use reasonable endeavours to conclude such separate agreements as soon as reasonably practicable.

27.6	The Parties agree that any fees, costs or expenses payable to a third party and/or incurred pursuant to the transfer of this Agreement or the implementation of a back-to-back arrangement of the type described in clause 27.3 or clause 27.4 as the case may be (including, for the avoidance of doubt, any adverse tax consequences that arise therefrom and/or withholdings or deductions in respect of Fees required under law as a result of such transfer or implementation of a back-to-back arrangement) shall be borne exclusively by Lifezone who shall promptly reimburse KNL upon receipt of a valid written demand in respect of any such third party fees, costs or expenses which have been reasonably and properly incurred.

28.	COUNTERPARTS

This Agreement may be executed as two counterparts and execution by each Party of any one of such counterparts shall constitute due execution of this Agreement.

29.	RIGHTS OF THIRD PARTIES

Except as expressly stated otherwise in this Agreement (including, for the avoidance of doubt, clause 18.4 which any Associated Companies of KNL shall have the right to enforce and enjoy the benefit under), a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of, or enjoy any benefit under, this Agreement.

30.	COSTS

Save as otherwise expressly provided in this Agreement or any agreement to be entered into pursuant hereto, each Party shall pay its own costs and expenses incurred in connection with the preparation, negotiation and completion of this Agreement.

31.	NOTICES

31.1	Any notice, consent, request, demand, approval or other communication to be given or made under or in connection with this Agreement (each a “Notice” for the purposes of this clause 31) shall be in English, in writing and signed by or on behalf of the person giving it.

31.2	Service of a Notice must be effected by one of the following methods:

31.2.1	by hand to the relevant address as provided for in this clause 31 and shall be deemed served upon delivery if delivered during a Business Day, or at the start of the next Business Day if delivered at any other time;

31.2.2	by prepaid first-class post to the relevant address as provided for in this clause 31 and shall be deemed served at the start of the second Business Day following the day on which it was posted; or

31.2.3	by email to the relevant email address as provided for in this clause 31 and shall be deemed served on the date of sending, if sent during a Business Day, or at the start of the next Business Day if sent at any other time, provided that no notification of message sending failure is received by the sending party.

31.3	In clause 31.2, “during a Business Day” means any time between 9:30 a.m. and 5:30 p.m. on a Business Day based on the local time where the recipient of the Notice is located. References to “the start of a Business Day” and “the end of a Business Day” shall be construed accordingly.

31.4	Notices shall be addressed as follows:

31.4.1	If to Lifezone:

Lifezone Limited

Commerce House, 1 Bowring Road, Ramsey, IM8 2LQ, Isle of Man

Email: [***] and [***]

Attention: Chris Showalter and Keith Liddell

31.4.2	If to KNL:

Kabanga Nickel Limited

22 Chancery Lane, London WC2A 1LS, United Kingdom

Email: [***]

Attention: Chris Showalter

With copy to:

C/o Tom Coulter, Travers Smith LLP, 10 Snow Hill, London, EC1A 2AL, UK

[***]

For the attention of: Tom Coulter

31.5	A Party may change its address for service provided that it gives the other Party not less than twenty-eight (28) days’ prior notice in accordance with this clause 31 and provided further that (unless otherwise subsequently changed by KNL in accordance with this clause 31) KNL’s address for service shall be deemed to be the address and contact details of the Optionholder (as defined in the T2 Agreement) with effect from Closing. Until the end of such notice period, service on either address shall be effective.

32.	GOVERNING LAW

This Agreement and the rights and obligations of the Parties shall be governed by, and construed in accordance with, the laws of England and Wales, and each Party irrevocably agrees to submit to the exclusive jurisdiction of the courts of England and Wales.

This Agreement has been duly executed on the date first stated above.

SIGNED by	Keith Liddell
For and on behalf of
LIFEZONE LIMITED
/s/ Keith Liddell
Director

SIGNED by	Keith Liddell
For and on behalf of
KABANGA NICKEL LIMITED
/s/ Keith Liddell
Director

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